Exhibit 10.1

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

Payment Solutions Agreement

This Payment Solutions Agreement (Agreement) is among USA Technologies, Inc. (Company); First Data Merchant Services LLC (First Data); and Wells Fargo Bank, N.A. (Bank).
The parties agree:

1
Services. First Data (along with the Bank or Debit Sponsor Bank, as described in this Agreement) will provide the Company with services according to the terms of this Agreement, as well as additional services that the parties agree to in writing (together, Services). First Data may provide the Services itself or through its affiliates; and, except for the Bank’s or Debit Sponsor Bank’s specific responsibilities described in this Agreement, First Data is solely responsible for the Services.

2	Acquiring Services.

2.1
Bank’s Role. The Bank is a member of the Visa and Mastercard Networks, permitting it to acquire Visa and Mastercard payment transactions. The Bank sponsors First Data as a Member Service Provider under the Network Rules, allowing First Data to process payment authorizations, transmissions, and settlement activities for Visa and Mastercard transactions under the Bank’s direction. With respect to Visa and Mastercard transactions that are part of the Acquiring Services described below, references to First Data include the Bank; however, the Bank’s responsibilities are limited solely to the sponsorship and settlement of certain card transactions submitted in accordance with this Agreement and the Visa and Mastercard Network Rules, and Bank will not have any obligation or liability of any nature in connection with any services of any kind provided by First Data or its affiliates. Specifically, the Bank is: (1) the only entity approved to extend Visa and Mastercard product acceptance to merchants; (2) responsible for educating merchants on applicable Visa and Mastercard Network Rules (available, respectively, at: http://usa.visa.com/merchants/operations/op_regulations.html and http://www.mastercard.com/us/merchant/support/rules.html), which may be provided through First Data; and (3) responsible for all funds derived from settlement that are held in reserve. The Bank’s interests or obligations under this Agreement may be assigned or otherwise transferred to another financial institution that is a member of the Networks; further, Bank may assign any of its rights or delegate any of its obligations under this Agreement to a subsidiary, affiliate, or entity that is acquiring all or any portion of its assets.

2.2
First Data will acquire the Company’s electronic transactions for payment organizations and networks (together, Networks) identified below (Acquiring Services). First Data will be the Company’s primary provider of the Services during the Term of this Agreement; provided, however, that (i) Company may continue to honor its contractual obligations to other providers of similar services; and (ii) at such time that Company can terminate such contractual obligations without penalty, Company will do so and begin processing such transaction volume through First Data. “Primary provider” will mean that Company will process at least [***] of its transaction volume through First Data, excluding (a) any periods during which Company suffers an outage of Services and (b) any transaction volume that First Data is unable or unwilling to process.

2.3	Networks. First Data will provide the Company with Acquiring Services for the following Networks:

(1)	Visa

(2)	Mastercard

(3)	American Express

(4)	Discover

GCO/Sales/CA/Para/Lawyer    1    ABSA Rev. 04/11/16
Confidential

2.4	Additional Card Acquiring Services.

2.4.1
Additional Cards. First Data, and not the Bank, will provide the Acquiring Services to the Company for its transactions that are initiated with Cards issued by Networks other than Visa and Mastercard, and that are identified in this Agreement. A Card is a card, code, device, or other means allowing access to a credit, debit, prepaid, stored value, or similar account. An Additional Card is a Card issued by a Network other than Visa or Mastercard

2.4.2
Additional Card Network Agreements. Payment transactions for Additional Cards are subject to separate agreements between the Company and the Additional Card issuing Networks (Additional Card Network Agreements). The Company will comply with the terms of its Additional Card Network Agreements and obtain any consents required by these Networks to submit Additional Card transactions to First Data for processing. The Company will promptly notify First Data if any of its Additional Card Network Agreements expire or terminate. First Data will not be obligated to process the Company’s Additional Card transactions if Company does not have an effective Additional Card Network Agreement with the applicable Network. First Data and the Bank have no responsibility to the Company for a Network’s performance obligations, responsibilities, or liabilities to the Company under their Additional Card Network Agreements.

2.4.3
Processing. First Data will only provide the Company with data capture and authorization processing services for transactions initiated with Additional Cards; First Data will not provide settlement services for the Additional Card Networks. First Data will submit settlement files for Additional Card transactions to the appropriate Networks on behalf of the Company. Additional Card transactions will be settled directly between the Company and the corresponding Network according to their Additional Card Network Agreements.

2.5
Debit Transactions. First Data will also provide the Company with Acquiring Services for its debit Card transactions (Debit Services). First Data will process the Company’s debit Card transactions based on: (1) availability of the debit Networks; (2) whether a debit Card is enabled for a particular debit Network; or (3) other factors. First Data will have discretion to choose any available debit Network when routing a particular debit Card transaction for the Company, subject to applicable Laws. First Data will provide the Debit Services using a financial institution (Debit Sponsor Bank) that is a member of a debit Network that is accessible to the Company and can sponsor acceptance of the Company’s debit Card transactions within the debit Network. First Data will choose the financial institution that acts as the Debit Sponsor Bank for the Company’s transactions. The Debit Sponsor Bank may assign its interests or obligations under this Agreement to another financial institution that is a member of the debit Networks. First Data may also substitute, or assign, the Debit Sponsor Bank’s interest or obligations under this Agreement to another financial institution that is a Member of the debit Networks. References to the term “Bank” in this Agreement include the Debit Sponsor Bank with respect to the Debit Services; however, the financial institution that is the Debit Sponsor Bank is only responsible for the performance obligations described as the Bank’s under this Agreement with respect to the Company’s debit Card transactions.

2.6
Network Rules. The Company and First Data will comply with all rules, requirements, and standards of each of the Networks (together, Network Rules). Company acknowledges receipt of First Data’s current payments acceptance guide (Payment Acceptance Guide), which will assist the Company with properly accepting and submitting its transactions for processing. Under Network Rules, the Company does not own the Card account, Cardholder, personal, or other payment transaction information generated when a payment transaction is processed using the Acquiring Services. The Company will not use, retain, disclose, sell, or disseminate any Card or Cardholder information: including, without limitation, a) names, b) addresses, and c) Card account numbers obtained in connection with payment transactions except for (1) authorizing, processing, and settling transactions; or (2) resolving chargebacks, retrieval requests, or similar issues related to its transaction. The Company will not reproduce electronically captured Cardholder signatures except as requested by First Data or

LEGO041960/03.13.2020 – Execution Copy    2    PSA MetaBank v090618

the Networks. A Cardholder is the individual who was issued a Card. Nothing in this paragraph is intended to restrict Company from using information it has obtained from sources other than a Card, including such information that may overlap with Card or Cardholder information.

2.7
Locations. First Data will perform the Acquiring Services for payment transactions submitted from all the Company’s retail locations in the United States (excluding Puerto Rico, and other U.S. territories).

2.8
Excluded Transaction Types. The Company must inform First Data if it wants to accept telephone, mail order, or transactions in Puerto Rico, other US territories or outside of the US; all of which must be approved in writing by First Data and may be subject to additional requirements and fees.

2.9	Submitting Transactions. The Company is responsible for:

2.9.1
properly transmitting the transaction data (including all transaction detail required by the Networks) to First Data’s systems using the format and specifications provided by First Data (the Company will maintain and update the systems that it uses to accommodate changing Network requirements as specified by First Data);

2.9.2
all payment transactions submitted for processing under its merchant identification numbers (MIDs), including, without limitation, all returns, refunds, or chargebacks, whether charged back by Cardholders or Card issuers;

2.9.3	preventing its employees, agents, and others from submitting returns or refunds that do not reflect valid returns or refunds corresponding to prior transactions;

2.9.4	retaining transaction records according to the timelines required by the Network Rules or applicable Laws; and

2.9.5	maintaining transaction fraud and chargeback rates below thresholds established by the Networks.

2.10	Transaction Acceptance. The Company will only accept and submit transactions where:

2.10.1	the transaction represents a genuine sale of goods or services to the Cardholder;

2.10.2
the transaction is not materially different than the transactions the Company has described to First Data with regard to the products or services sold, the procedures for payments acceptance, or the fulfillment of obligations to the Cardholder;

2.10.3	the transaction complies with all requirements of the applicable Network Rules, the laws of all relevant jurisdictions, and all other requirements of this Agreement;

2.10.4	the transaction is not a duplicate of any other transaction;

2.10.5	the transaction is authorized by the rightful Cardholder for the amount of the transaction in satisfaction of the Cardholder’s obligations to the Company;

2.10.6
the transaction is in payment of goods or services provided simultaneously with the payment transaction (except for delayed delivery, advance deposit, or other partial transactions specifically allowed under the Network Rules and explicitly authorized by First Data in writing);

2.10.7	the transaction is not a refinancing of an existing obligation;

2.10.8	the transaction is valid, collectible, and is not subject to any dispute, setoff, or counterclaim; and

LEGO041960/03.13.2020 – Execution Copy    3    PSA MetaBank v090618

2.10.9	in the case of a refund, the transaction is submitted to reimburse the Cardholder for a sale transaction that was previously submitted.
The Company represents and warrants that each transaction that it submits will comply with this Section.

2.11	Sales Drafts. The Company will provide First Data a copy of any sales draft(s) upon request.

2.12	Settlement.

2.12.1
The Company will identify a bank account held in the Company’s name (the Settlement Account) that First Data will use in connection with all Services. The Company authorizes First Data to initiate: (1) credits to the Settlement Account for proceeds of transactions submitted, and (2) debits to the Settlement Account for any amounts that may be owed or required to be paid under this Agreement as set forth in Section 5. First Data will process credits to the Settlement Account via Automated Clearing House (ACH) entry unless the parties agree to transfer funds by wire. Company hereby authorizes First Data to process debits to the Settlement Account via ACH entry amounts that may be owed or required to be paid under this Agreement as set forth in Section 5.

2.12.2
The Company may identify more than one bank account as the Settlement Account. If the Company designates more than one Settlement Account, credits to any of these Settlement Accounts will satisfy First Data’s obligations, and successful debits to any of the Settlement Accounts will satisfy the Company’s obligations under this Agreement.

2.12.3
First Data will initiate a transfer to the Settlement Account of the funds that the Networks deliver for the Company’s Card payment transactions on the same day or next banking day, less any amounts due from Company for fees, refunds, chargebacks, pass through expenses, and its other obligations under this Agreement as set forth in Section 5.

2.12.4
The Company does not have a property or ownership interest in any proceeds of transactions or funds received by First Data in connection with the Company’s Card transactions (including any funds held in a Reserve) until those funds are transferred to the Settlement Account. First Data’s obligations to fund the Company represent a general obligation and not a property interest in any specific funds.

2.12.5
All deposits into the Settlement Account are provisional. Cardholders, Card issuers, and the Networks have the right to require reimbursement of transactions, to impose obligations relating to violations of the Network Rules, to assess additional interchange or other assessments, and to impose fees, fines, or charges relating to the qualification of transactions.

2.12.6
The Company must promptly notify First Data if it fails to receive any settlement funding or if there are any changes to the Settlement Account. Transfer of settlement funds may be delayed or misdirected if the Company provides inaccurate information about, or fails to notify First Data of changes to, the Settlement Account. First Data is not responsible for settlement errors that arise if the Company provides inaccurate information about, or fails to notify First Data of changes to, the Settlement Account.

2.13
MATCH Reporting. Under some circumstances, First Data may be required to report the Company to the Member Alert to Control High Risk (MATCH) listing or similar listings maintained by the Networks. The Company agrees that First Data will not be liable for any losses, damages, or liabilities that may result from that reporting.

2.14	Mark License, Network Decals.

2.14.1	First Data grants the Company a revocable, royalty free, non-exclusive, limited license that cannot be assigned, transferred, or further sublicensed to use the Networks’ trademarks and service marks

LEGO041960/03.13.2020 – Execution Copy    4    PSA MetaBank v090618

(together, Protected Marks) in the United States according to the applicable Network Rules. This license does not grant the Company any other intellectual property right, title, interest, or claim (express or implied, by estoppel, or otherwise) to the Protected Marks. The Company will not take any action that impairs an owner’s intellectual property rights in its Protected Marks.

2.14.2
The Company will discontinue use of the Networks’ decals, Protected Marks, promotional, or other materials immediately after termination of this Agreement, except to the extent Company has rights independent of this Agreement to do so..

2.14.3	The Company will not indicate that its products or services are endorsed by any of the Networks.

2.15
Development Items. As part of the implementation of the Services for the Company, First Data will provide reconciliation files with the details identified in the Development Items Schedule attached hereto.

3
Financial Information; Audit. To the extent the Company ceases to be a publicly held company, Company will promptly provide any financial or other information reasonably requested by First Data to perform credit risk, security, qualification, and other reviews related to the provision of the Services, transactions submitted, fulfillment of obligations to First Data or Cardholders, or the financial condition of the Company. The Company authorizes First Data to obtain information from third parties when performing credit risk, security, qualification, and other reviews. First Data, the Bank, or their designees may perform a reasonable audit of the Company’s records related to its performance under this Agreement with 30 days’ advance written notice to the Company, during the Company’s normal business hours, and at First Data’s or the Bank’s expense, provided that in no event may such audits be performed more frequently than once per twelve (12) month period unless (i) required by the Bank, a Network, or an applicable regulatory authority, or (ii) a previous audit discovered material non-compliance with this Agreement.

4
Notice of Material Changes; Third Parties. The Company will provide First Data with reasonable advance notice of any material change in the nature of the Company’s business (including any change in control or merger, any liquidation, any transfer or sale of substantially all of its assets, or any change to the Company’s operations that would materially affect the products or services sold, the procedures for payments acceptance, or the fulfillment of obligations to a Cardholder). First Data will provide the Company reasonable advance notice of any material change in the nature of the Services provided. The Company will provide First Data with copies of its SOX audit reports.

5	The Company’s Payment Obligations. The Company will pay First Data for:

(1)	all fees and charges for the Services;

(2)	all transactions that are charged back by Cardholders, Card issuers, or the Networks;

(3)	all refunds submitted in connection with the Company’s transactions;

(4)
all costs, liabilities, or other obligations imposed on First Data by the Networks or other third parties with jurisdiction to impose fines (such as NACHA, regulators, PCI DSS, and other similar entities) as a result of transactions submitted by the Company or the actions taken (or not taken) by the Company or its third party service providers, to the extent that such amounts are not caused by First Data’s or the third parties within First Data’s reasonable control’s gross negligence, willful misconduct, or breach of applicable law; and

(5)	the Early Termination Fee.

6	Reserve.

6.1
If Company experiences a Default Event, Company materially breaches the terms of this Agreement, or if either party provides notice of termination of this Agreement, First Data may require the Company to fund a cash reserve (Reserve) in an amount that reflects First Data’s assessment of risk, as it may determine in its discretion

LEGO041960/03.13.2020 – Execution Copy    5    PSA MetaBank v090618

from time-to-time, provided, however, that the initial amount of such Reserve will not exceed the sum of [***]. The calculation for the credits and chargebacks portion of the Reserve will be based upon Company's average monthly chargebacks and credits history. The Reserve is a payment obligation of First Data, established by holding back transaction proceeds or debiting the Settlement Account in order to potentially offset any obligations that the Company may have to First Data. The Reserve is not a segregated fund that the Company may claim to own. First Data is obligated to pay to the Company any amounts remaining from the Reserve after all other then-current and contingent liabilities or obligations related to the Company’s payment transactions have expired (as provided for under the Network Rules).

6.2	The obligations due to the Company from the Reserve will not accrue interest unless required by applicable Laws.

6.3	First Data will notify the Company if a Reserve is established (including its amount) or if the amount of the Reserve is modified.

6.4	First Data may set off any amounts that may be owed or required to be paid under this Agreement as set forth in Section 5.

6.5
Although the Company acknowledges that the Reserve is a general obligation of First Data, and not a specifically identifiable fund, if any person claims that the Reserve is an asset of the Company that is held by First Data, the Company grants and acknowledges that First Data has a security interest in the Reserve and, at First Data’s request, will provide documentation to reflect this security interest.

7
Setoff and Priority. All funds that First Data owes to the Company under this Agreement are subject to the Company’s payment obligations under this Agreement. First Data may set off amounts the Company owes to First Data amounts that may be owed or required to be paid under this Agreement as set forth in Section 5 against any funds that First Data owes to the Company.

8
Statements, Reporting. First Data will provide the Company with statements or electronic reporting ( Statements) reflecting the fees, settlement amounts, and other information related to the Services, in form and format as provided in Attachment 1. The Company must review the Statements and inform First Data of any errors within 120 days following the date that the error was, or should have been, reported. The reporting of any errors will enable First Data to recover amounts or prevent the errors from continuing. First Data will have no obligation to provide refunds for errors that the Company reports more than 120 days after they were, or should have been, reported. The Company and First Data will work together to resolve issues or disputes that arise in connection with the Statements, or the funds credited or debited to the Settlement Account.

9	Term.

9.1
This Agreement commences on the later of the dates it is signed by First Data or Company (that date, the Effective Date). The six months following the Effective Date are referred to in this Agreement as the Implementation Period, and, following the Implementation Period, this Agreement will continue for an initial term of 5 years (Initial Term), unless terminated as allowed under the terms of this Agreement. This Agreement will renew for successive 1-year periods (each a Renewal Term), unless either party gives the other 90 days' advance written notice of non-renewal before the end of the Initial Term. Either party may terminate this Agreement for any reason (without cause) during a Renewal Term by giving the other party 90 day's advance written notice of termination. Together, the Initial Term and any Renewal Term(s) are the Term of this Agreement.

9.2
This Agreement’s “primary provider” requirements will not apply and Company will not be charged any Acquiring Fees during the Implementation Period until Company processes its first transaction through First Data.

LEGO041960/03.13.2020 – Execution Copy    6    PSA MetaBank v090618

9.3
Either Party may terminate this Agreement by providing 30 days’ notice if the Services have not been fully implemented by December 31, 2020. “Fully implemented” will mean that the First Data is processing live transactions in a production environment and is technically capable of processing at least [***] of Company’s then current transaction volume. If First Data is not processing at least [***] of Company’s transaction volume by December 31, 2020 due to Company’s failure to submit transactions to First Data despite full implementation, neither party will have a termination right under this Section 9.3. This termination right must be exercised on or before January 31, 2021.

10	Confidential Information.

10.1
Confidentiality. No party will disclose non-public information about another party’s business (including the terms of this Agreement, technical specifications, customer lists, or information relating to a party’s operational, strategic, or financial matters) (together, Confidential Information). Confidential Information does not include information that: (1) is or subsequently becomes publicly available (through no fault of the recipient); (2) the recipient lawfully possesses before its disclosure; (3) is independently developed without reliance on the discloser’s Confidential Information; or (4) is received from a third party that is not obligated to keep it confidential. Each party will implement and maintain reasonable safeguards to protect the other party’s Confidential Information. No party will use the other party’s Confidential Information except in connection with performing its obligations or exercising its rights under this Agreement.

10.2
Disclosure. The recipient may disclose another’s party’s Confidential Information: (1) to its directors, officers, personnel, and representatives (including those of its subsidiaries, affiliates, subcontractors or vendors) that need to know it in connection with the recipient’s performance under this Agreement, and are bound by confidentiality obligations materially similar to those required under this Agreement; and (2) in response to a subpoena, court order, request from a regulator, or as required under applicable Laws or Network Rules.

11	Data Security.

11.1	The Company is responsible for any unauthorized access to any transaction data from the Company or from third parties retained by or on behalf of the Company.

11.2	First Data is responsible for any unauthorized access to the Company’s transaction data on First Data’s systems or from third parties retained by or on behalf of First Data.

11.3
The Company must comply with Payment Card Industry Data Security Standards (PCI DSS) and obtain timely certification of its systems and processes (which must be maintained during the Term) as required under the Network Rules. The Company will comply with all additional standards that the Networks may require. The Company will allow the Networks, First Data, or the Bank to audit its PCI DSS compliance and information technology systems related to the Services provided under this Agreement with 30 days’ advance written notice to the Company, during the Company’s normal business hours, and at First Data’s or the Bank’s expense, provided that in no event may such audits be performed more frequently than once per twelve (12) month period unless required by the Bank, a Network, or an applicable regulatory authority.

11.4	First Data must comply with all PCI DSS requirements and the Network Rules that apply to its performance under this Agreement.

11.5	Security Incident.

11.5.1
If the Company becomes aware that there has been unauthorized access to transaction data (a Security Incident), it will promptly notify First Data. If requested by First Data, the Company will retain a reputable firm that is certified and approved by the Networks that provides forensic information security services and risk assessments in order to: (1) assess the nature and scope of the Security Incident; and

LEGO041960/03.13.2020 – Execution Copy    7    PSA MetaBank v090618

(2) identify the access controls or transaction data involved in the Security Incident. The Company will take appropriate steps to contain, control, stop, and remediate any Security Incident.

11.5.2
The Company will provide reasonable details regarding the Security Incident to, and cooperate with, First Data, any Networks, and the forensics firms that are involved in the investigation and remediation of a Security Incident. The will take all actions that the Networks require in connection with the investigation and remediation of a Security Incident.

11.5.3
The Company will reimburse First Data and/or the Bank for all fines, fees, penalties, assessments, or other obligations of any kind imposed by a Network or a regulator on First Data or the Bank due to a Security Incident caused by the Company or its third party service providers (together, Network Security Fees).

11.5.4
If First Data becomes aware of an actual loss or unauthorized use, disclosure, alteration, destruction or other compromise or unauthorized acquisition of or access to any personal information in First Data’s possession (a First Data Security Incident), First Data will: (a) assess the nature and scope of the First Data Security Incident; (b) promptly take appropriate steps to contain and control the First Data Security Incident to prevent further unauthorized access to or misuse of the information; (c) promptly conduct a reasonable investigation to identify what systems and types of information have been accessed and to determine the likelihood that the information has been or could likely be misused; (d) promptly notify Company of the material details of the First Data Security Incident that are known at the time of notification that impact Company or Company’s Transaction Data, subject to a request by law enforcement or other government agency to withhold such notice; and (e) continue to provide information relating to the investigation and resolution of the First Data Security Incident until First Data reasonably determines the First Data Security Incident has been resolved.

11.6
Data Use. First Data may use transaction data obtained from providing the Services to the Company to fulfill performance obligations under this Agreement and investigate fraud, or suspected fraud, related to the Company’s transactions. First Data may also use transaction data obtained from providing the Services under this Agreement in aggregated and anonymized form (as required by applicable Laws) for research and development, or to provide services generally.

12	General Suspension; Termination.

12.1
General Termination. Either the Company or First Data may terminate this Agreement by giving 30 days’ advance written notice if the other materially breaches this Agreement and fails to remedy the breach within 30 days of receiving notice of it.

12.2	Risk Termination. First Data may immediately suspend or terminate this Agreement, in its discretion, upon notice if the Company:

12.2.1	engages in fraud, misrepresentation, or intentional misconduct related to its performance under this Agreement;

12.2.2
subject to a 10 day cure period, experiences excessive chargebacks, irregular, or fraudulent payment transactions (based on Network thresholds), or engages in business practices creating excessive risk for Cardholders or First Data;

12.2.3
subject to a 10 day cure period, experiences a material adverse change in its financial condition (including the failure to pay any of its debts or if the Company’s accountants fail to deliver an unqualified audit opinion with respect to the Company’s and its consolidated subsidiaries’ annual financial statements when requested by First Data);

LEGO041960/03.13.2020 – Execution Copy    8    PSA MetaBank v090618

12.2.4	fails to provide notice of a material change in the nature of its business;

12.2.5	fails to disclose the third parties or systems it uses in connection with the transaction information or payment data processed under this Agreement;

12.2.6	subject to a 3 day cure period, fails to fund a Reserve when required under this Agreement;

12.2.7	experiences a Security Incident;

12.2.8	subject to a 10 day cure period, fails to comply with PCI DSS or a material Network requirement;

12.2.9	subject to a 10 day cure period, materially changes its operations, products, services, or procedures for payments acceptance;

12.2.10	sells substantially all of its assets, undergoes a change in ownership or control, merges, or effects an assignment without complying with Section 22;

12.2.11	defaults under any other agreement it has with First Data or its affiliates subject to such other agreement’s applicable cure period; or

12.2.12	a Network, a governmental authority, or the Bank instructs First Data to suspend its performance under or terminate this Agreement (in which case the Early Termination Fee will not apply).
Together, the events described in this Section are Default Events. First Data will suspend services instead of immediately terminating this Agreement for a Default Event where, in First Data’s reasonable discretion, doing so will not expose First Data to material harm. During such suspension First Data will work in good faith with Company to reasonably assist in curing any Default Event (to the extent curable). The preceding two sentences will not apply to Section 12.2.12. Any suspension shall be promptly lifted as soon as (i) the corresponding default has been cured; and (ii) First Data determines in its reasonable discretion that resuming provision of Services will not subject First Data to material harm.

13
Early Termination Fee. First Data will suffer substantial injury, and it would be difficult to determine the damages, if this Agreement is terminated before the end of the Term by First Data, as set forth in Section 12, or by Company, other than pursuant to Section 12.1 above (an ETF Termination). First Data and the Company agree an accurate reflection of the damages caused by an ETF Termination of this Agreement is an amount equal to [***].

14	Indemnification.

14.1
The Company will indemnify First Data and the Bank (including their respective affiliates, directors, officers, managers, and employees) for losses, damages, costs, or expenses (together, Losses) due to third party claims that result from the Company’s or their third party service providers gross negligence willful misconduct, or breach of applicable Law or Network Rules. First Data will indemnify the Company (including its respective affiliates, directors, officers, managers, and employees) for Losses due to third party claims that result from First Data’s gross negligence, willful misconduct, or breach of applicable Law or Network Rules.

14.2
The indemnified party will promptly notify the indemnifying party of any third party claim that is subject to indemnification under this Agreement. The indemnifying party will have the opportunity to defend these claims using counsel it selects and will have the authority to enter into a settlement for monetary damages provided that it pays such amounts. The parties will cooperate with regard to any other conditions of settlement as well as in providing records, access to personnel or other information reasonably necessary to defend any indemnified claims.

LEGO041960/03.13.2020 – Execution Copy    9    PSA MetaBank v090618

15
Exclusion of Damages. First Data, the Bank, and the Company will not be liable to each other for lost profits, revenues, or business opportunities, nor any exemplary, punitive, special, indirect, incidental, or consequential damages (whether direct or indirect) under this Agreement; regardless of whether these damages were foreseeable or a party was advised they were possible. Network Security Fees, the Early Termination Fee, indemnification obligations, and amounts imposed by a regulatory authority that are specifically due to a party’s failure to perform its obligations under this Agreement are not excluded by this Section.

16
Limitation of Liability. First Data’s and the Company’s aggregate liability to the other for losses arising from any cause (regardless of the form of action or legal theory) in connection with this Agreement will be limited to the lesser of (a) $500,000.00 or (b) fees received pursuant to this Agreement by First Data, excluding any pass-through fees (including, without limitation, Network Fees and amounts imposed by a regulatory authority) during the twelve (12) months preceding the event giving rise to the claim (Liability Cap). The Liability Cap will not apply to: (1) First Data’s obligation to remit the proceeds of the Company’s transactions that are processed under this Agreement (after accounting for all offsetting obligations); (2) the Company’s payment obligations related to the Services, Network Security Fees, Network Fees, the Early Termination Fee, and amounts imposed by a regulatory authority that are specifically due to Company’s failure to perform its obligations under this Agreement); or (3) either party’s obligations to indemnify the other for third party claims. The Bank will have no liability to Company except for what is set forth in Section 2.1.

17
Notices. Written notices (other than normal operations) required under this Agreement will be sent by email, certified mail, or courier (all with tracking and delivery confirmation). Notices will be effective upon receipt.

Notices to the Company will be sent to:
USA Technologies, Inc., Attn: Chief Accounting Officer, 100 Deerfield Lane, Suite 300, Malvern, Pennsylvania 19355
with a copy to:
USA Technologies, Inc., Attn: Controller, 100 Deerfield Lane, Suite 300, Malvern, Pennsylvania 19355
Notices to First Data will be sent to:
First Data Merchant Services LLC, Attn: Executive Vice President – Operations, 5565 Glenridge Connector NE, Atlanta, Georgia 30342;
with a copy to:
First Data Merchant Services LLC, Attn: General Counsel’s Office, 3975 NW 120th Avenue, Coral Springs, FL 33065.
Emailed notices to First Data will be sent to: legalpapers@firstdata.com
Notices to the Bank will be sent to:
Wells Fargo Bank, P.O. Box 6079, Concord, CA 94524.
The Bank’s phone number is: 844-284-6834.

18
Third Party Beneficiaries, Providers. There are no third party beneficiaries to this Agreement other than First Data’s or the Bank’s subsidiaries and affiliates involved in providing the Services to the Company. Each party is responsible for the performance of any third parties it uses in connection with the Services, and their compliance with the terms of this Agreement.

19	Waivers. A party’s waiver of a breach of this agreement will not be considered a waiver of a subsequent breach.

20
Compliance with Law, Choice of Law, Waiver of Jury Trial. The parties will comply with all laws, rules (including Network Rules), and regulations (together Laws) that are applicable to their respective performance obligations under this Agreement. This Agreement will be governed by New York law (without regard to its choice of law provisions). The courts

LEGO041960/03.13.2020 – Execution Copy    10    PSA MetaBank v090618

of New York, New York will be the proper venue for legal proceedings brought in connection with this Agreement. First Data and the Company each waive their right to a jury trial for claims arising in connection with this Agreement.

21
Entire Agreement, Amendment, Counterparts. The defined term Agreement includes its schedules, addenda, and any amendments (capitalized terms used in the schedules, addenda, or amendments without definition will have the meanings given to them in this Agreement). This Agreement is the entire agreement between the parties and replaces any prior agreements or understandings (written or oral) with respect to its subject matter. Schedules, addenda, amendments, or any other modifications to this Agreement related to Services that are provided solely by First Data and not the Bank need only be executed by the Company and First Data (references in these Schedules to “party” or “parties” will mean First Data and the Company, as applicable, and not the Bank). This Agreement and any addenda, or amendments may be executed electronically and in counterparts, each of which constitutes one agreement when taken together. Electronic and other copies of the executed Agreement are valid.

22
Assignment. Neither party may assign its rights or delegate its obligations under this Agreement without the other's prior written consent, which will not be unreasonably withheld; provided, however, that consent is not needed for Company to assign this Agreement in connection with any assignment or change of control in connection a merger, investment, consolidation or similar transaction between Company and a third party, or a sale of all or substantially all of Company's assets to a third party, as long as (i) Company remains obligated for any obligations accruing or arising under this Agreement prior to the effective date of such assignment, and the assignee agrees in writing to be bound by this Agreement and executes any documents that First Data reasonably requires to memorialize this obligation; (ii) the assignee does not operate in an industry that is prohibited by First Data's credit policy; and (iii) the assignee is subject to First Data's credit review within 45 days post-assignment, it being understood that in connection with any assignment under this clause First Data may (A) establish a Reserve in its reasonable credit judgment and/or (B) terminate this Agreement if in the reasonable judgment of First Data such assignee is of lesser credit quality than Company following such credit review, provided any such termination shall be upon at least 90 days' advance written notice. First Data may, however, assign any or all of its rights or delegate any or all of its obligations to an affiliate or to an entity that is acquiring all or substantially all of the assets of First Data.

23
Publicity. First Data and the Company may publicly indicate they have entered into a contract with each other. The Company must obtain prior written approval for any publicity related to the Bank and its role in connection with this Agreement.

Authorized Signatures:

USA Technologies, Inc. By: /s/ Anant Agrawal Name: Anant Agrawal Title: EVP Corporate Development Date: 3/19/2020
First Data Merchant Services LLC

By: /s/ Joseph Profeta
Name: Joseph Profeta
Title: Vice President
Date: 3/19/2020

Wells Fargo Bank, N.A.

By: /s/ Joseph Profeta
Name: Joseph Profeta
Title: Vice President
Date: 3/19/2020

LEGO041960/03.13.2020 – Execution Copy    11    PSA MetaBank v090618

Acquiring Fee Schedule

1
Acquiring Fees. The Company will pay First Data the fees described below (Acquiring Fees) for the Acquiring Services. The Acquiring Fees are based on the Company’s business methods and the types of transactions it will submit for processing that the Company disclosed to First Data. First Data may modify the Acquiring Fees if the Company materially changes its business methods or the types of transactions that it submits for processing.

Acquiring Fees	Amount	Driver
Tier 1 Transactions[1] [***]	[***]	per transaction
Tier 2 Transactions[1] [***]	[***]	per transaction
Tier 3 Transactions[1] [***]	[***]	per transaction
Chargeback	[***]	per chargeback
Retrieval	[***]	per retrieval
Adjustment	[***]	per adjustment
ACH Deposit	[***]	per deposit
ACH Reject	[***]	per rejection
Wire Deposit[2]	[***]	per wire
ClientLine Reporting	[***]	per month
Implementation Fee	[***]	per project
Application Fee	[***]	per application
Maintenance Fee	[***]	per month
Merchant ID Set-Up Fee	[***]	per MID
Merchant ID Monthly Fee	[***]	per MID
PCI Compliance Program Fee (per MID)	[***]	per year
PCI Non-Compliance Fee (per MID)	[***]	per month
1: This amount is charged for each authorization attempt (whether approved or declined), purchases, reversals, or returns. This amount includes authorization and data capture for Visa, Mastercard, American Express, and Discover transactions; and settlement for Visa and Mastercard transactions. American Express and Discover may charge settlement processing fees separately to the Company under separate agreements these Networks have with Company, as applicable. Qualification for the applicable transaction tiers is measured on an annual basis and rates can go up or down based on volume achievement. All transactions are priced at the rate in the qualified tier. [***]. The number of transactions will be reviewed within 30 days of the end of each Service Year, and each subsequent Service Year’s pricing will be determined based on the number of transactions during the prior Service Year. The effective date for any adjustments to the transaction fees will be the first day of the following Service Year. A Service Year is the 12 month period beginning on the first day Company processes transactions under this Agreement in a live production environment and ending on each anniversary thereafter.
2:Wires are limited to two per day

2
Network Fees. The Networks and other third parties impose fees on the Company’s transactions, some of which are charged to First Data. The Company will pay First Data for all fees and charges that are imposed by the Networks and other third parties (together Network Fees) on the gross amount of Company’s transactions that are processed using the Acquiring Services. The Networks and other third parties may modify their Network Fees during the Term of this Agreement. Modifications to the Network Fees will be effective on the dates set by the Networks or other third parties. Network Fees are in addition to the Acquiring Fees and include:

LEGO041960/03.13.2020 – Execution Copy    12    PSA MetaBank v090618

Interchange
Excessive Chargebacks
Dues and Assessments
Access Fees
Debit Network Fees
Other Fees (including Network Security Fees)

3	Incentives.

3.1.
Signing Bonus. First Data will pay to Company a one-time lump-sum amount of [***] within the 30 days following both parties’ execution of this Agreement pursuant to wire instructions to be provided by Company.

3.2.
First Implementation Bonus. Within 30 days following the first month in which Company’s annualized transactions submission rate exceeds [***] transactions per year, First Data will pay to Company a one-time lump-sum amount of [***] pursuant to wire instructions to be provided by Company.

3.3.
Second Implementation Bonus. Within 30 days following the first month in which Company’s annualized transactions submission rate exceeds [***] transactions per year, First Data will pay to Company a one-time lump-sum amount of [***] pursuant to wire instructions to be provided by Company.

3.4.
“Annualized transaction submission rate” will be calculated after the end of each calendar month by multiplying the average monthly transactions submitted to First Data for processing over the immediately preceding 3 months and multiplying that average by 12.

3.5.	Payment of the Incentives set forth in this Section 3.1 to 3.4 are subject to repayment terms set forth in Section 13 of the Agreement.

3.6.	Implementation Protection. [***].

3.7.	Flex Credit. [***].

3.8.	Rapid Connect Integration Assistance. First Data will provide professional services, free of charge, to facilitate the integration of Company’s systems with the Rapid Connect solution.

LEGO041960/03.13.2020 – Execution Copy    13    PSA MetaBank v090618

Debit Routing Savings Service Schedule
Background

•
This Schedule adds the Debit Routing Savings service to the Payment Solutions Agreement (Agreement) between First Data and Company. The terms of the Agreement and this Schedule apply to the Debit Routing Savings service, but if anything in this Schedule conflicts with the Agreement this Schedule will control. The Debit Routing Savings service is a Service under the Agreement and is provided by First Data and not by Bank. Bank is not a party to this Schedule and is not liable to Company in connection with the Service or this Schedule.

•	Capitalized words or phrases that are not defined in this Schedule use the definitions given to them in the Agreement.

1	Service Description

1.1
Company delegates to First Data the authority to determine where to route eligible debit transactions that Company submits to First Data for authorization and settlement (Eligible Debit Transactions). Subject to (1) applicable legal requirements, (2) First Data’s system capabilities and configurations, and (3) network requirements and changes, First Data will use its discretion in routing Eligible Debit Transactions over available networks.

1.2
The Service will not be available and First Data will not be required to provide it (1) until implementation of the Service for Company is complete, (2) during system or network down-times, (3) if First Data does not have access to network pricing information at the time of authorization, (4) if the final amount of a debit transaction is not known at the time of authorization, or (5) if any law or regulation dictates the network to which a debit transaction must be routed.

2	Savings Guaranty

2.1	[***].

2.2
First Data will provide Company with a quarterly savings report within 30 days after the end of each Savings Period. The savings report will be the basis for the Billed Rate Credit and Negotiated Rate Credit calculations and as such, Company will notify First Data of any discrepancies in the savings report within 15 days of receipt of report and will actively work with First Data in good faith to resolve such discrepancies. First Data is not obligated to adjust the savings report, Negotiated Rate Credit, or Billed Rate Credit for discrepancies if Company does not provide notice within such 15-day period.

3	Disclaimer
First Data makes no promise, and disclaims all warranties of any kind (express or implied), that (1) Company’s use of the Service will result in Eligible Debit Transactions being routed to the least-cost network, (2) the interchange and/or network fees applicable to each Eligible Debit Transaction individually will be the lowest interchange or network fees available, (3) Eligible Debit Transactions will be routed to a particular network, or (4) the Service will operate uninterrupted or error-free.

LEGO041960/03.13.2020 – Execution Copy    14    PSA MetaBank v090618

Development Items Schedule

Reconciliation Files.
First Data shall provide to Company a daily reconciliation file that includes all details for the previous day, including (together with the associated Company transaction ID): (a) transactions (such as authorizations), (b) completions, (c) refunds, (d) chargebacks, (e) all fee details (including First Data’s fees, interchange, assessment, downgrade and any other fees that First Data is charging or will charge Company), and (f) other appropriate or commonly provided details, each in electronic format (fixed width) or other format reasonably approved by Company.
Enhancements Requirement within 180 days of Implementation:
Within the 180 days of the Acquiring Services being fully implemented (as defined in Section 9.3) First Data shall provide to Company enhancements to the daily reconciliation file that will include assessment, downgrade and any other fees that First Data is charging or will charge Company, including transaction-level details for fees per transaction, so that the total transaction amount and total fee amount would match the sum of all individual transaction amounts and individual fee amounts), and other appropriate or commonly provided details, each in electronic format (.csv) or other format reasonably approved format by Company.

LEGO041960/03.13.2020 – Execution Copy    15    PSA MetaBank v090618